Exhibit 10.1

CAFEPRESS INC.

February 12, 2014

Monica Johnson

c/o CafePress Inc.

1850 Gateway Drive, Suite 300

San Mateo, CA 94404

Re: Transition Agreement

Dear Monica:

This letter (the “Agreement”) confirms the agreement between you and CafePress Inc. (the “Company”) regarding your request to transition from full-time employment with the Company.

1. Resignation Date. You hereby resign as an employee and officer of the Company and any subsidiaries thereof effective March 31, 2014 (the “Resignation Date”). Simultaneously with the execution of this Agreement, you and the Company are entering into the Consultant and Advisor Agreement, a copy of which is attached as Exhibit A hereto, pursuant to which you will transition immediately into the role of consultant and provide services to the Company for an initial period of three (3) months commencing on March 31, 2014 and ending on June 30, 2014 (the “Consultant and Advisor Agreement”). Your services as a consultant may be extended beyond June 30, 2014, by mutual written agreement pursuant to the terms of the Consultant and Advisor Agreement. After your consulting services have ended (including pursuant to any extension as described in the preceding sentence), you will be retained as an advisor to the Company pursuant to the terms of the Consultant and Advisor Agreement through December 31, 2014.

2. RSU Award. On the date hereof, you will be granted a restricted stock unit (“RSU”) award for 13,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 2012 Stock Incentive Plan (the “Plan”) and an RSU agreement with the Company in the form attached as Exhibit B to this Agreement. The RSU award will vest based on continued service as an employee, or as a consultant (but not advisor, however paid) pursuant to the Consultant and Advisor Agreement, through December 31, 2014, in accordance with the following formula:

Number of RSU shares vested equals 13,000 multiplied by a fraction, the numerator of which is the number of months worked as an employee or consultant (pro-rated for partial months worked) between February 13 and December 31, 2014, and the denominator of which is 10.5. In no event will the number of vested shares exceed 13,000.

Notwithstanding the foregoing, all of the shares subject to the RSU award will vest if you are terminated without Cause (as defined below) as an employee, consultant or advisor on or after a Change in Control (as defined in the Plan) occurring during 2014, subject to your

Monica Johnson

February 12, 2014

execution and non-revocation of a standard release of claims in a form acceptable to the Company, which becomes effective within fifty (50) days following the termination date (or such shorter period as the Company may require).

To the extent vested, the RSU will be settled on December 31, 2014, or if earlier, on the date that vesting is accelerated pursuant to a Change in Control termination as described in the preceding paragraph.

For purposes of this Agreement, “Cause” means (i) conviction of any felony, or any misdemeanor where imprisonment is imposed; (ii) the commission of any act of fraud, embezzlement or dishonesty with respect to the Company; (iii) any unauthorized use or disclosure of confidential information or trade secrets of the Company; or (iv) willful misconduct or gross negligence in performance of your duties, including your refusal to comply in any material respect with the legal directives of the Company’s Board of Directors so long as such directives are not inconsistent with your position and duties, and such refusal to comply is not remedied within thirty (30) days after written notice from the Board of Directors, which notice shall state that failure to remedy such conduct may result in termination for Cause.

3. Stock Options. Following the Resignation Date, the options that you hold to purchase shares of the Company’s Common Stock (each, an “Option” and collectively, the “Options”) will continue to vest and remain exercisable in accordance with their terms during your continued service as an employee, or as a consultant or advisor pursuant to the Consultant and Advisor Agreement. After your termination of such service, the Options will remain exercisable for the period of time specified in the applicable stock option plan and agreement for exercisability following termination of service; provided, however, that the Options will in no event remain exercisable beyond their applicable expiration dates and will be subject to earlier termination in accordance with the terms of the applicable stock option plan and agreement. Except as set forth in this Agreement and the Consultant and Advisor Agreement, the stock option agreements governing the Options will remain in full force and effect, and you agree to remain bound by those agreements.

4. Salary and Vacation Pay. On the Resignation Date, the Company will pay you all of your salary earned through the Resignation Date, and all of your accrued but unused vacation time or PTO through the Resignation Date. In addition, you will receive reimbursement for reasonable and necessary expenses incurred by you on behalf of the Company during the period ending on the Resignation Date in accordance with the Company’s expense reimbursement policy. You acknowledge that the only payments and benefits that you are entitled to receive from the Company after the Resignation Date are those specified in this Agreement and the Consultant and Advisor Agreement.

5. Claims. You acknowledge that as of the date hereof, you have no claims or causes of action against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment.

Monica Johnson

February 12, 2014

6. Confidentiality. You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company which you acquired during the course of your employment with the Company, or which you may acquire during the term of the Consultant and Advisor Agreement, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, which obligation remains in full force and effect.

7. Other Agreements. As a reminder, at all times in the future, you will remain bound by (i) the Consultant and Advisor Agreement, and (ii) your Proprietary Information and Inventions Agreement with the Company (“Proprietary Agreement”), and hereby acknowledge and reaffirm your obligations under the Proprietary Agreement, which remains in full force and effect. Except as expressly provided in this Agreement, this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement and renders null and void all prior and contemporaneous written or oral agreements between you and the Company regarding the subject matter of this Agreement; provided, however, that your offer letter with the Company dated December 12, 2005, including the severance provisions contained therein, and your letter agreement with the Company dated January 17, 2008, providing for severance benefits upon termination following a change in control, will survive through the Resignation Date. For the avoidance of doubt, you acknowledge that you are not entitled to severance in connection with your resignation on the Resignation Date. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

8. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

9. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

10. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Monica Johnson

February 12, 2014

Please indicate your agreement with the above terms by signing below.

Very truly yours,

CAFEPRESS INC.

By:	/s/ Kirsten Mellor
Name: Kirsten Mellor
Title: General Counsel

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Monica Johnson
Signature of Monica Johnson

Dated: February 12, 2014

EXHIBIT A

CONSULTANT AND ADVISOR AGREEMENT

Monica Johnson, an individual (“Consultant”), and CafePress Inc., a Delaware corporation (“Company”), agree as follows, effective March 31, 2014 (“Effective Date”):

WHEREAS, Consultant resigned as an employee and officer of Company effective March 31, 2014 (the “Resignation Date”), pursuant to the terms of a Transition Agreement with Company dated February 12, 2014 (the “Transition Agreement”); and

WHEREAS, pursuant to the Transition Agreement, Consultant agreed to transition immediately into the role of consultant and provide consulting services, and thereafter advisory services, in accordance with the terms of this Agreement;

NOW, THEREFORE, Consultant and Company agree as follows:

1. Services and Payment. Consultant agrees to undertake and complete the Services, and abide by the terms, set forth in Exhibit A in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A.

2. Proprietary Information. Consultant agrees that all business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Consultant develops, learns or obtains in connection with Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

3. Warranty. Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and, (iii) Consultant has the full right to allow her to provide the Company with the assignments and rights provided for herein.

4. Non-Competition and Conflict of Interest; Former or Conflicting Obligations.

a. During the Term, Consultant shall not, directly or indirectly, without the prior written approval of the Company, act in any capacity for, be employed by, provide services to, or contract with any the following competitors of the Company: Zazzle, Inc., Spreadshirt, Inc., and Shutterfly, Inc. During the Term, Consultant further agrees not to engage in any activity which might reasonably create a conflict of interest between herself and the Company or which might reasonably and adversely affect her judgment with respect to the business of the Company.

b. Consultant represents and warrants to the Company that Consultant will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Consultant represents that Consultant’s performance of services under this Agreement will not breach any agreement not to compete with others or any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the Resignation Date. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof. Consultant also agrees to abide by her obligations under the Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”) as a consultant even though Consultant is no longer an employee of Company. However, nothing in this Agreement extends the term or scope of the Proprietary Information Agreement beyond its own terms.

5. Termination.

a. This Agreement will automatically terminate on the last day of the term specified on Exhibit A. Prior to such date, either party may terminate this Agreement with or without cause upon ten days’ prior written notice to the other party. If this Agreement is terminated by the Company other than by reason of a breach by Consultant of the terms of this Agreement or the Transition Agreement, then Consultant shall be entitled to the remedies specifically identified on Exhibit A.

b. Sections 2 through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

6. Independent Contractor; No Employee Benefits. Consultant is an independent contractor (not an employee or other agent) solely responsible for the manner and hours in which Services are performed, is solely responsible for all taxes, withholdings, and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and is not entitled to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs, subject to the exceptions explicitly set forth in Exhibit A. Consultant’s termination of employment pursuant to the Transition Agreement will constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code, and all payment hereunder shall be treated as separate installments for purposes of Section 409A.

7. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. The Company may assign its rights and obligations under this agreement in whole or part to any successor to all or substantially all of the business and/or assets of the Company.

8. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Consultant, mailed notices shall be addressed to her at the home address which she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

9. Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to the Company for which damages would not be an adequate remedy, and therefore the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. This Agreement, together with the Transition Agreement, constitutes the entire agreement between Consultant and the Company regarding the subject matter of this Agreement and renders null and void all prior and contemporaneous written or oral agreements between Consultant and the Company regarding the subject matter of this Agreement. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

CONSULTANT	CAFEPRESS INC.

By
Monica Johnson		Name:
Title:
Address:

EXHIBIT A

1.	Term: Effective Date through December 31, 2014.

2.	Services and Cash Compensation:

a.	Consulting Services. During the initial period from the Effective Date through June 30, 2014, Consultant will provide financial consulting services as requested by the Chief Executive Officer (“CEO”), for an average of 20 hours per week. Consultant will be compensated for such services at the same rate as Consultant’s annual base salary, as in effect on the Resignation Date, payable every two weeks in arrears. Services as a consultant may be extended beyond June 30, 2014, only pursuant to a written agreement signed by Consultant and the CEO which specifies the compensation to be paid for such continued consulting services.

b.	Advisor Services. From June 30, 2014 (or such later date that the consulting services end pursuant to any extension as described in Section 2.a above), through December 31, 2014, Consultant will provide financial advisory services as requested by the CEO. Consultant will not be paid for any week in which the number of hours of service performed does not exceed three. If Consultant performs more than three hours of service in a week, Consultant will be compensated at an hourly rate (equivalent to Consultant’s annual base salary, as in effect on the Resignation Date, divided by 2,080), for each hour of service (including the first three) performed during that week. Payment will be made every two weeks in arrears. Services as an advisor may be extended beyond December 31, 2014, only pursuant to a written agreement signed by Consultant and the CEO which specifies the compensation to be paid for such continued advisor services.

c.	Time and Location. Company shall render the Services hereunder at such times and locations as shall be mutually agreed by Consultant and the CEO. Company shall provide reasonable advance notice of the Services to be requested to accommodate Consultant’s schedule.

3.	Equity. In addition to the cash compensation described in Section 2 above, the only consideration due Consultant for the Services during the Term shall be the continued vesting of restricted stock units subject to continued consulting (and not advisor) Services, and the continued vesting of stock options subject to continued consulting or advisor Services, in each case in accordance with the terms and conditions of the Transition Agreement and the applicable restricted stock unit or stock option agreement.

4.

Termination. If this Agreement is terminated by Company on or before June 30, 2014, other than by reason of a breach by Consultant of the terms of this Agreement or the Transition Agreement, Company will continue to pay Consultant the cash compensation described in 2.a above through June 30, 2014, and thereafter shall have no obligation to Consultant under this Agreement. If Company terminates this Agreement after June 30,

2014, for any reason, Company will have no further obligation to Consultant under this Agreement. The vesting of restricted stock units and stock options will be subject to the terms of the applicable restricted stock unit or stock option agreement.

5.	Conditions. The consideration described in this Exhibit A will be subject to Consultant’s continued Services and compliance with this Agreement (including this Exhibit A) and the Transition Agreement.

6.	Expenses. Expenses incurred in performing the requested Services, including for pre-approved travel, will be reimbursed by the Company in accordance with the Company’s then-current expense reimbursement policy.

7.	Limitation of Liability/Indemnification. The Company agrees that Consultant will have no liability to the Company arising out of the rendering of the Services pursuant to this Agreement in excess of the aggregate amount of any consideration paid to Consultant under this Agreement except to the extent that such liability results from fraud or willful misconduct of Consultant. Consultant’s existing indemnification agreement with the Company will continue to apply to Consultant in her capacity as Consultant or Advisor during the Term of this Agreement; provided, however, that such continuation shall not be construed as an appointment or request for Consultant to serve as a director, officer, employee, fiduciary or agent of the Company, its affiliates or any other entity, and provided, further, that the Company is able to extend coverage under its directors and officers liability insurance policy to include such continued indemnification, if and to the extent required by the Board of Directors of the Company.

EXHIBIT B

CAFEPRESS INC.

2012 AMENDED AND RESTATED

STOCK INCENTIVE PLAN

NOTICE OF STOCK UNIT AWARD

You have been granted the following Stock Units representing Common Stock of CafePress Inc. (the “Company”) under the Company’s 2012 Amended and Restated Stock Incentive Plan (the “Plan”).

Name of Participant:	Monica Johnson

Total Number of Stock Units Granted:	13,000

Date of Grant:	February 12, 2014

Vesting Commencement Date:	February 13, 2014

Vesting Schedule:	The Stock Unit award will vest based on continued Service as an employee, or as a consultant (but not advisor, however paid) pursuant to the Consultant and Advisor Agreement between Participant and the Company effective March 31, 2014 (the “Consultant and Advisor Agreement”), through December 31, 2014, in accordance with the following formula:

Number of Shares vested equals 13,000 multiplied by a fraction, the numerator of which is the number of months worked as an employee or consultant (pro-rated for partial months worked) between February 13 and December 31, 2014, and the denominator of which is 10.5. In no event will the number of vested shares exceed 13,000.

Notwithstanding the foregoing, all of the Shares subject to the award will vest Participant is terminated without Cause (as defined below) as an employee, consultant or advisor on or after a Change in Control (as defined in the Plan) occurring during 2014, subject to Participant’s execution and non-revocation of a standard release of claims in a form acceptable to the Company, which becomes effective within fifty (50) days following the termination date (or such shorter period as the Company may require).

To the extent vested, the Stock Unit will be settled on December 31, 2014, or if earlier, on the date that vesting is accelerated pursuant to a Change in Control termination as described in the preceding paragraph.

For purposes of the Stock Unit Agreement, “Cause” means (i) conviction of any felony, or any misdemeanor where imprisonment is imposed; (ii) the commission of any act of fraud, embezzlement or dishonesty with respect to the Company; (iii) any unauthorized use or disclosure of confidential information or trade secrets of the Company; or (iv) willful misconduct or gross negligence in performance of your duties, including your refusal to comply in any material respect with the legal directives of the Company’s Board of Directors so long as such directives are not inconsistent with your position and duties, and such refusal to comply is not remedied within thirty (30) days after written notice from the Board of Directors, which notice shall state that failure to remedy such conduct may result in termination for Cause.

By your signature and the signature of the Company’s representative below, you and the Company agree that these Stock Units are granted under and governed by the term and conditions of the Plan and the Stock Unit Agreement (the “Agreement”), both of which are attached to and made a part of this document.

By signing this document you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

Monica Johnson	CAFEPRESS INC.

By:

Its:
Print Name

CAFEPRESS INC.

2012 AMENDED AND RESTATED

STOCK INCENTIVE PLAN

STOCK UNIT AGREEMENT

Payment for Stock Units	No cash payment is required for the Stock Units you receive. You are receiving the Stock Units in consideration for Services rendered by you.

Vesting

The Stock Units that you are receiving will vest as shown in the Notice of Stock Unit Award.

No additional Stock Units vest after your Service as an Employee or a Consultant has terminated for any reason.

Forfeiture

If your Service terminates for any reason, then your Award expires immediately as to the number of Stock Units that have not vested before the termination date and do not vest as a result of termination.

This means that the unvested Stock Units will immediately be cancelled. You receive no payment for Stock Units that are forfeited.

The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves of Absence

For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of Stock Units	Your Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of Stock Units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your Stock Units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your Stock Units are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued, except as described in the Plan.

Stock Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any Stock Units. For instance, you may not use your Stock Units as security for a loan. If you attempt to do any of these things, your Stock Units will immediately become invalid.

Settlement of Stock Units

Each of your vested Stock Units will be settled when indicated in the Notice of Stock Unit Award.

At the time of settlement, you will receive one Share for each vested Stock Unit; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares not violate any law or regulation.

Withholding Taxes and Stock Withholding	No Shares will be distributed to you unless you have made arrangements acceptable to the Company to pay withholding taxes that may be due as a result of this Award or the settlement of the Stock Units. These arrangements, at the sole discretion of the Company, may include (a) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), (b) having the Company withhold Shares that otherwise would be distributed to you when the Stock Units are settled having a Fair Market Value equal to the amount necessary to satisfy the minimum statutory withholding amount, or (c) any other arrangement approved by the Company. The Fair Market Value of any Shares withheld, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the Company or your actual employer with respect to this Award from your wages or other cash compensation payable to you by the Company or your actual employer.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights	Neither your Award nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company Shares, the number of Stock Units covered by this Award shall be adjusted pursuant to the Plan.

Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice	Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. All capitalized terms in this Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.